Exhibit 10.7

Final Form

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [•], 2025, by and between Liberty Media Corporation, a Delaware corporation (the “Provider”), and GCI Liberty, Inc., a Nevada corporation (“SpinCo”).

RECITALS

WHEREAS, on the date hereof SpinCo is a wholly-owned subsidiary of Liberty Broadband Corporation, a Delaware corporation (“LBC”);

WHEREAS, as a result of the consummation of the transactions contemplated by the Separation and Distribution Agreement, dated as of [•], 2025, by and between LBC and SpinCo (the “Separation and Distribution Agreement”), SpinCo holds, among other things, 100% of the ownership and voting interests in GCI, LLC, a Delaware limited liability company (“GCI”) and its subsidiaries, including certain other assets and liabilities associated with GCI, as further described in the plan of restructuring set forth in Exhibit B to the Separation and Distribution Agreement;

WHEREAS, in accordance with the Separation and Distribution Agreement, LBC will distribute to the holders of record of LBC’s Series A common stock, Series B common stock and Series C common stock shares of the corresponding series of SpinCo’s GCI Group common stock, with the effect that SpinCo will be spun-off (the “Spin-Off”) from LBC;

WHEREAS, SpinCo and the Provider desire that, from and after the date of the Spin-Off (the “Spin-Off Effective Date”), SpinCo obtain from the Provider the services described herein, and that SpinCo compensate the Provider for the performance of such services on the basis set forth in this Agreement; and

WHEREAS, on the date hereof, Provider, Liberty Property Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Provider, and SpinCo are also entering into a facilities sharing agreement with respect to the premises located at 12300 Liberty Boulevard, Englewood, Colorado 80112 (the “Facilities Sharing Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

Article I
ENGAGEMENT AND SERVICES

Section 1.1             Engagement. Commencing on the Spin-Off Effective Date, SpinCo engages the Provider to provide to SpinCo the services set forth in Section 1.2 (collectively, the “Services”), and the Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement. The parties acknowledge that certain of the Services will be performed by officers, employees or consultants of the Provider, who may also serve, from time to time, as officers, employees or consultants of other companies, including, without limitation, SpinCo, LBC, QVC Group, Inc. (“QVC”) and Atlanta Braves Holdings, Inc. (“ABH”).

Section 1.2             Services.

(a)           The Services will include the following, if and to the extent requested by SpinCo during the Term (as defined below):

(i)            insurance administration and risk management services;

(ii)           technical and information technology assistance (including management information systems, computer, data storage network and telecommunications services), computers, office supplies, postage, courier service and other office services;

(iii)          services performed by the Provider’s finance, accounting, payroll, treasury, cash management, legal, disclosure compliance, human resources, employee benefits, investor relations, tax and real estate management departments; and

(iv)         such other services as the Provider may obtain from its officers, employees and consultants in the management of its own operations that SpinCo may from time to time request or require.

(b)            The Services are intended to be those services and functions that are appropriate for the operation and management of SpinCo as a publicly-traded company and are not intended to be duplicative of services and functions for the operating subsidiaries of SpinCo that are to be performed by officers, employees and consultants of those companies.

Section 1.3             Services Not to Interfere with the Provider’s Business. SpinCo acknowledges and agrees that in providing Services hereunder the Provider will not be required to take any action that would disrupt, in any material respect, the orderly operation of the Provider’s business activities.

Section 1.4             Books and Records. The Provider will maintain books and records, in reasonable detail in accordance with the Provider’s standard business practices, with respect to its provision of the Services to SpinCo pursuant to this Agreement, including records supporting the determination of the Services Fee (as defined below) and other costs and expenses to SpinCo pursuant to Article II (collectively, “Supporting Records”). The Provider will give SpinCo and its duly authorized representatives, agents, and attorneys reasonable access to all such Supporting Records during the Provider’s regular business hours upon SpinCo’s request after reasonable advance notice.

Article II
COMPENSATION

Section 2.1             Services Fee. SpinCo agrees to pay, and the Provider agrees to accept, a fee (the “Services Fee”) equal to $5,000,000 payable in monthly installments in arrears as set forth in Section 2.3. The Provider and SpinCo will review and evaluate the Services Fee for reasonableness on a quarterly basis during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Services Fee. Based on such review and evaluation, Provider and SpinCo will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Services Fee. For the avoidance of doubt, the determination of the Services Fee and any future adjustment thereto does not and will not include charges included under the Annual Allocation Expense (as such term is defined in the Facilities Sharing Agreement) payable by SpinCo under the Facilities Sharing Agreement.

Section 2.2            Cost Reimbursement. In addition to (and without duplication of) the Services Fee payable pursuant to Section 2.1, SpinCo also will reimburse the Provider for all direct out-of-pocket costs, with no markup (“Out-of-Pocket Costs”), incurred by the Provider in performing the Services (e.g., postage and courier charges, travel, meals and entertainment expenses, and other miscellaneous expenses that are incurred by the Provider or the Personnel (as defined below) in the conduct of the Services).

Section 2.3            Payment Procedures.

(a)           SpinCo will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to SpinCo, in arrears on or before the last day of each calendar month beginning with the first full calendar month following the Spin-Off Effective Date, the Services Fee then in effect, in monthly installments.

(b)           Any reimbursement to be made by SpinCo to the Provider pursuant to Section 2.2 will be paid by SpinCo to the Provider within 15 days after receipt by SpinCo of an invoice therefor, by wire or intrabank transfer of funds or in such other manner specified by the Provider to SpinCo. The Provider will invoice SpinCo monthly for reimbursable expenses incurred by the Provider on behalf of SpinCo during the preceding calendar month as contemplated in Section 2.2; provided, however, that the Provider may separately invoice SpinCo at any time for any single reimbursable expense incurred by the Provider on behalf of SpinCo in an amount equal to or greater than $25,000. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail consistent with Provider’s own expense reimbursement policy.

(c)           Any payments not made when due under this Section 2.3 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to, but excluding, the date paid.

Article III
TERM

Section 3.1            Term Generally. The term of this Agreement will commence on the Spin-Off Effective Date and will continue until terminated pursuant to Section 3.3 (the “Term”).

Section 3.2            Discontinuance of Select Services. At any time during the Term, on not less than 30 days’ prior notice by SpinCo to the Provider, SpinCo may elect to discontinue obtaining any of the Services from the Provider. In such event, the Provider’s obligation to provide those Services that have been discontinued pursuant to this Section 3.2, and SpinCo’s obligation to compensate the Provider for such Services, will cease as of the end of such 30-day period (or such later date as may be specified in the notice), and this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. The Provider and SpinCo will promptly evaluate the Services Fee for reasonableness following the discontinuance of any Services and will negotiate in good faith to reach agreement on any appropriate adjustment to the Services Fee. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service.

Section 3.3            Termination. This Agreement will be terminated upon the following events:

(a)           at any time upon at least 30 days’ prior written notice by either party;

(b)           immediately upon written notice (or at any later time specified in such notice) by the Provider to SpinCo if a Change in Control or Bankruptcy Event (each as defined below) occurs with respect to SpinCo; or

(c)           immediately upon written notice (or at any later time specified in such notice) by SpinCo to the Provider if a Change in Control or Bankruptcy Event occurs with respect to the Provider.

A “Change in Control” will be deemed to have occurred with respect to a party if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such party occurs as a result of which the voting power of all voting securities of such party outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the acquiring entity) less than 75% of the voting power of such party or the surviving entity or the acquiring entity of the Transaction outstanding immediately after such Transaction (or if such party or the surviving entity or the acquiring entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such party outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

A “Bankruptcy Event” will be deemed to have occurred with respect to a party upon such party’s insolvency, general assignment for the benefit of creditors, such party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of such party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against SpinCo or the Provider, as applicable, of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Upon the expiration or termination of this Agreement pursuant to this Section 3.3, the payment obligations of the parties pursuant to Article II will terminate; provided, however, that each party will remain liable to the other for any required payment accrued prior to the expiration or termination of this Agreement, including, without limitation, (x) any unpaid Services Fee pursuant to Section 2.1, subject to proration for any partial month, if applicable, and (y) any unreimbursed Out-of-Pocket Costs pursuant to Section 2.2.

Notwithstanding the foregoing or anything in this Agreement to the contrary, the terms and conditions of Article VI, Section 7.14, Section 7.15 and any other provision of this Agreement that by its terms contemplates performance following expiration or termination of this Agreement will survive such expiration or termination.

Article IV
PERSONNEL AND EMPLOYEES

Section 4.1            Personnel to Provide Services.

(a)           The Provider will make available to SpinCo, on a non-exclusive basis, the appropriate personnel (the “Personnel”) to perform the Services. The Personnel made available to perform selected Services are expected to be substantially the same personnel who provide similar services in connection with the management and administration of the business and operations of the Provider.

(b)           SpinCo acknowledges that:

(i)            certain of the Personnel also will be performing services for the Provider, QVC, LBC, ABH and/or other companies, from time to time, including certain Subsidiaries and Affiliates (each as defined below) of each of the foregoing, in each case, while also potentially performing services directly for SpinCo and certain of its Subsidiaries and Affiliates under a direct employment, consultancy or other service relationship between such Person (as defined below) and SpinCo and irrespective of this Agreement; and

(ii)           the Provider may elect, in its discretion, to utilize independent contractors rather than employees of the Provider to perform Services from time to time, and such independent contractors will be deemed included within the definition of “Personnel” for all purposes of this Agreement.

Section 4.2            Provider as Payor. The parties acknowledge and agree that the Provider, and not SpinCo, will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Personnel; provided, however, that (a) SpinCo is responsible for the payment of the Services Fee in accordance with Section 2.1, and (b) SpinCo is responsible for the payment of (i) all compensation based on, comprised of or related to the equity securities of SpinCo and (ii) any bonus amounts payable to any Personnel who holds the office of Vice President or higher of SpinCo (each, a “SpinCo Officer”) with respect to services performed for the benefit of SpinCo (together with (i), “Excluded Compensation”). The parties acknowledge that Personnel may provide services directly to SpinCo in consideration for the receipt of Excluded Compensation pursuant to such Personnel’s separate employment, consultancy or other service relationship with SpinCo. All Personnel will be subject to the personnel policies of the Provider and will be eligible to participate in the Provider’s employee benefit plans to the same extent as similarly situated employees of the Provider performing services in connection with the Provider’s business. The parties acknowledge and agree that (i) the Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Personnel (other than Excluded Compensation) and other such employment related taxes as are required by law, and (ii) SpinCo will be responsible for the payment of all federal, state, and local withholding taxes on Excluded Compensation paid to any Personnel by SpinCo and other such employment related taxes as are required by law. Each of SpinCo and Provider will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment or engagement of all Personnel by either party.

Section 4.3            Additional Employee Provisions. The Provider will have the right to terminate its employment of any Personnel at any time.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1            Representations and Warranties of the Provider. The Provider represents and warrants to SpinCo as follows:

(a)           The Provider is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)           The Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.

(c)           The Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)           The individual executing this Agreement on behalf of the Provider has the authority to do so.

Section 5.2            Representations and Warranties of SpinCo. SpinCo represents and warrants to the Provider as follows:

(a)           SpinCo is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)           SpinCo has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c)           SpinCo is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d)           The individual executing this Agreement on behalf of SpinCo has the authority to do so.

Article VI
INDEMNIFICATION

Section 6.1            Indemnification by the Provider. The Provider will indemnify, defend, and hold harmless SpinCo and each of its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “SpinCo Indemnitees”), from and against any and all Actions, judgments, Liabilities (as defined below), losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs (collectively, “Losses”), that any SpinCo Indemnitee may suffer arising from or out of, or relating to, (a) any material breach by the Provider of its obligations under this Agreement, or (b) the gross negligence, willful misconduct, fraud, or bad faith of the Provider in connection with the performance of any provision of this Agreement, in each case except to the extent such Losses (i) are fully covered by insurance maintained by SpinCo or such other SpinCo Indemnitee or (ii) are payable by SpinCo pursuant to Section 7.11.

Section 6.2            Indemnification by SpinCo. SpinCo will indemnify, defend, and hold harmless the Provider and its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Provider Indemnitees”), from and against any and all Losses that any Provider Indemnitee may suffer arising from or out of, or relating to (a) any material breach by SpinCo of its obligations under this Agreement, or (b) any acts or omissions of the Provider in providing the Services pursuant to this Agreement (in each case except to the extent such Losses (i) arise from or relate to any material breach by the Provider of its obligations under this Agreement, (ii) are attributable to the gross negligence, willful misconduct, fraud, or bad faith of the Provider or any other Provider Indemnitee seeking indemnification under this Section 6.2, (iii) are fully covered by insurance maintained by the Provider or such other Provider Indemnitee, or (iv) are payable by the Provider pursuant to Section 7.11).

Section 6.3            Indemnification Procedures.

(a)           (i) In connection with any indemnification provided for in Section 6.1 or 6.2, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 6.1 or 6.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)           After receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)           If, after receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 6.3 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within 30 days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 6.3(a)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 6.3(a)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(b)           In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

(c)           The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of Confidential Information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(d)           The Indemnitor shall pay all amounts payable pursuant to this Section 6.3 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(e)           If the indemnification provided for in this Section 6.3 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(f)           The remedies provided in this Section 6.3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 6.3(b).

(g)           To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Article VI.

Article VII
MISCELLANEOUS

Section 7.1            Defined Terms.

(a)           The following terms will have the following meanings for all purposes of this Agreement:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person controlled by such first Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, none of the Persons listed in clause (i), (ii), (iii), (iv), or (v), shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Provider taken together with its Subsidiaries, (ii) SpinCo taken together with its Subsidiaries, (iii) QVC taken together with its Subsidiaries, (iv) LBC taken together with its Subsidiaries, or (v) ABH taken together with its Subsidiaries.

“Confidential Information” means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secrets, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Person” means any natural person, corporation, limited liability corporation, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Subsidiaries of the Provider will be deemed to be Subsidiaries of SpinCo or any of its Subsidiaries, nor will any of SpinCo’s Subsidiaries be deemed to be Subsidiaries of the Provider or any of its Subsidiaries.

(b)           The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference
ABH	Section 1.1
Agreement	Preamble
Bankruptcy Event	Section 3.3
Bankruptcy Proceeding	Section 3.3
Change in Control	Section 3.3
Excluded Compensation	Section 4.2
Facilities Sharing Agreement	Recitals
GCI	Recitals
Indemnitee	Section 6.3(a)(i)
Indemnitor	Section 6.3(a)(i)
LBC	Recitals
Losses	Section 6.1
Out-of-Pocket Costs	Section 2.2
Personnel	Section 4.1
Provider	Preamble
Provider Indemnitees	Section 6.2
QVC	Section 1.1
Separable Claim	Section 6.3(a)(ii)
Separate Legal Defenses	Section 6.3(a)(ii)
Separation and Distribution Agreement	Recitals
Services	Section 1.1
Services Fee	Section 2.1
SpinCo	Preamble
SpinCo Indemnitees	Section 6.1

Definition	Section Reference
SpinCo Officer	Section 4.2
Spin-Off	Recitals
Spin-Off Effective Date	Recitals
Supporting Records	Section 1.4
Term	Section 3.1
Third-Party Claim	Section 6.3(a)(i)
Transaction	Section 3.3

Section 7.2            Entire Agreement; Severability. This Agreement and the Facilities Sharing Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the provisions of this Agreement conflict with any provisions of the Facilities Sharing Agreement, the provisions of this Agreement shall control.

Section 7.3            Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given if (a) delivered personally or mailed, certified or registered mail with postage prepaid, or (b) sent by email (provided that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), addressed as follows:

If to the Provider:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Chief Legal Officer Email: [Separately Provided]

If to SpinCo:	GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Chief Legal Officer Email: [Separately Provided]

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by email or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

Section 7.4            Governing Law. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

Section 7.5            Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word “including” or any variation thereof is not limiting, and the word “or” is not exclusive. The word day means a calendar day. If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in New York, New York or Denver, Colorado are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

Section 7.6            No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto, the SpinCo Indemnitees, Provider Indemnitees and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

Section 7.7            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

Section 7.8            Payment of Expenses. From and after the Spin-Off Effective Date, and except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

Section 7.9            Binding Effect; Assignment.

(a)           This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.

(b)           Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that SpinCo and Provider may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve SpinCo or the Provider, as the assignor, of its obligations hereunder.

Section 7.10          Amendment, Modification, Extension or Waiver. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, will be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but any party hereto may waive its rights in any particular instance by written instrument of waiver.

Section 7.11          Legal Fees; Costs. If either party to this Agreement institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys’ fees, disbursements and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 7.12          Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

Section 7.13          Specific Performance. Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14          Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

Section 7.15          Confidentiality.

(a)           Except with the prior consent of the disclosing party, each party will:

(i)            limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants on a need-to-know basis;

(ii)           advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii)          safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

(b)           A party’s obligations respecting confidentiality under Section 7.15(a) will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the receiving party without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) was required to be disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the receiving party. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (b), to the extent practical, the receiving party will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

Section 7.16          Dispute Resolution. In the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall first negotiate in good faith to resolve such dispute in accordance with this Section 7.16 prior to commencing any action, suit or proceeding before any court or other adjudicatory body. The parties shall designate representatives to meet to negotiate in good faith a resolution of such dispute for a period of 30 days (which may be extended by agreement of the parties). If at the end of the good faith negotiation period the parties fail to resolve the dispute, then the parties shall mediate the dispute before a neutral third party mediator under the then current American Arbitration Association (AAA) procedures for mediation of business disputes. The parties will equally share the cost of the mediation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

PROVIDER:

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

SPINCO:

GCI LIBERTY, INC.

By:
Name:
Title: